EXHIBIT 2.2

                                  AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


     THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION is entered into as of the 28th day of February, 2003 by and between the following:

     (a) SOUTHBORROUGH VENTURES, INC. (the "Company"), a Nevada corporation, whose address for purposes of this Agreement is 1250 Saturna Drive, Parksville, British Columbia, CANADA V9P 2T5; and

     (b) AMERICHIP VENTURES, INC. ("AVI"), a Michigan corporation, whose address for purposes of this Agreement is 12933 W. Eight Mile Rd., Detroit, MI 48235.

     (c) AMERICHIP, INC. ("Americhip"), a Michigan corporation whose address for purposes of this Agreement is 12933 W. Eight Mile Rd., Detroit, MI 48235; and

     (d) Those persons who are shareholders of Americhip Ventures, Inc. ("AVI Shareholders") and execute this Amendment and agree to be bound by the terms and conditions set forth herein.

                                    Recitals.

     A. The parties hereto executed and entered into that certain Agreement and Plan of Reorganization dated February 28, 2003 (the "Reorganization Agreement") pursuant to which the Company and AVI Shareholders agreed to effect a Type B reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, whereby the Company would acquire all of the issued and outstanding shares of AVI's common stock by issuing solely in exchange therefore to AVI Shareholders, shares of the Company's common stock.

     B. The parties desire to modify and amend the provisions of the Reorganization Agreement to extend the Closing Date provided for therein, all as provided for under the terms of this Amendment.

     NOW THEREFORE in consideration of the foregoing recitals, the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Closing Date Extension. The parties hereto covenant and agree that
Section 1.2 of the Reorganization Agreement is hereby modified and amended so that the Closing Date shall occur no later than on or before March 22, 2003 or such other date as the parties may mutually agree upon.

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     2. No Other Changes. Except as modified by the provisions of Section 1 above, all other terms and conditions set forth in the Reorganization Agreement shall remain in full force and effect.

     3. Conflict in Provisions. In the event of any conflict in the provisions set forth in this Amendment and the terms of the Reorganization Agreement, the terms of this Amendment shall govern and control.

     4. General Provisions. The terms of this Amendment shall be binding upon the parties hereto and their successors and assignees and shall be governed in accordance with Nevada law. This Amendment may be executed in counterparts and execution by facsimile signature is authorized and binding upon the parties hereto.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

                                          AMERICHIP VENTURES, INC.



                                          By /s/ David Howard
                                          --------------------------------------
                                          David Howard, its President


                                          SOUTHBORROUGH VENTURES, INC.


                                          By /s/ John H. Taylor
                                          --------------------------------------
                                          John H. Taylor, President


                                          AMERICHIP, INC.



                                          By /s/ David Howard,
                                          --------------------------------------
                                          David Howard, its President


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